Exhibit 10.2

MARKET SHARE UNITS AGREEMENT
UNDER THE BRISTOL-MYERS SQUIBB COMPANY
2012 STOCK AWARD AND INCENTIVE PLAN

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the “Company”), has granted to you the Market Share Units (“MSUs”) specified in the Grant Summary located on the Stock Plan Administrator’s website, which is incorporated into this Market Share Units Agreement (the “Agreement”) and deemed to be a part hereof. The MSUs have been granted to you under Sections 6(i) and 7 of the 2012 Stock Award and Incentive Plan (the “Plan”), on the terms and conditions specified in the Grant Summary and this Agreement. Section 7(b) of the Plan shall not apply to the MSUs. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

1.          MARKET SHARE UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to you as of March 10, 2019 (the “Award Date”) an Award of MSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each MSU shall represent the conditional right to receive, upon settlement of the MSU, one share of Bristol-Myers Squibb Common Stock (“Common Stock”), or, at the discretion of the Company, the cash equivalent thereof, (subject to any tax withholding as described in Section 4). The purpose of such Award is to motivate and retain you as an employee of the Company or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, to increase your proprietary interest in the Company, and to further align your compensation with the interests of the Company’s shareholders. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.          RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, MSUs shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until the date such MSU has become vested and non-forfeitable such that there are no longer any MSUs that may become potentially vested and non-forfeitable (the “Restricted Period”). Vesting of the MSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company from the Award Date until the relevant vesting date, subject to the provisions of this Section 2. In addition, for purposes of vesting, the MSU grant shall be divided into four tranches, each of which shall include 25% of the number of MSUs specified in the Grant Summary.

Assuming satisfaction of such employment conditions, the MSUs shall vest only if the Share Price (as defined below) on the applicable Measurement Date (as defined below) equals at least 60% of the Share Price on the Award Date. If this threshold condition is satisfied, MSUs shall vest to the extent provided in the following schedule:

(A) Tranche	(B) MSUs in Tranche	(C) Vesting Date	(D) Payout Factor	(E) Number of MSUs Vested
1	25% of Total	1st Anniversary of Award Date	Share Price on Measurement Date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)
2	25% of Total	2nd Anniversary of Award Date	Share Price on Measurement Date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)
3	25% of Total	3rd Anniversary of Award Date	Share Price on Measurement Date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)
4	25% of Total	4th Anniversary of Award Date	Share Price on Measurement Date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)

For purposes of the table set forth above—

(A)
“Share Price” shall equal the average of the closing share price of the Company’s Common Stock on the Measurement Date or Award Date, as applicable, and the nine trading days immediately preceding the Measurement Date or Award Date. If there were no trades on the Measurement Date or Award Date, the closing price on the most recent date preceding the Measurement Date or Award Date, as applicable, on which there were trades and the nine trading days immediately preceding that date shall be used.

(B)
“Payout Factor” shall be rounded to the nearest hundredth (two places after the decimal), except that if the “Payout Factor” equals more than 2.00, the Payout Factor used in Column E shall be 2.00. Notwithstanding the formula in the table, the Payout Factor for any vesting date that occurs on or after a Change in Control shall equal the Share Price on the date of the Change in Control divided by the Share Price on the Award Date.

(C)	“Measurement Date” shall mean the February 28 immediately preceding the vesting date for each tranche.

Any MSUs that fail to vest, either because the employment condition is not satisfied or because the Payout Factor for the applicable vesting date is less than 60% shall be forfeited, subject to the special provisions set forth in Sections 2(c)-(g) hereof.

(a)
Nontransferability. During the Restricted Period and any further period prior to settlement of your MSUs, you may not sell, transfer, pledge or assign any of the MSUs or your rights relating thereto. If you attempt to assign your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle MSUs or otherwise make payments shall terminate.

(b)
Time of Settlement. MSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the MSUs (i.e., upon vesting), but in any event within 60 days of expiration of the Restricted Period, by delivery of one share of Common Stock for each MSU being settled, or, at the discretion of the Company, the cash equivalent thereof; provided, however, that settlement of an MSU shall be subject to Plan Section 11(k), including, if applicable, the six-month delay rule in Plan Section 11(k)(i)(C) to the extent the MSUs are subject to Section 409A, payment is on account of your “separation from service” and you are a “key employee,” both within the meaning of Section 409A; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which settlement was delayed. (Note: This rule may apply to any portion of the MSUs that vest after the time you become Retirement eligible under the Plan, and could apply in other cases as well). Settlement of MSUs which directly or indirectly result from adjustments to MSUs shall occur at the time of settlement of the granted MSUs. Until shares are delivered to you in settlement of MSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the MSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock. Shares of stock issuable in settlement of MSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine. At that time, you will have all of the rights of a stockholder of the Company.

(c)
Retirement. In the event of your Retirement (as that term is defined in Plan Section 2(x)(i)) at or after your 65th birthday and prior to the end of the Restricted Period, the continuous employment requirement shall be eliminated and you shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) any MSUs that have not previously been vested or forfeited, provided that you have been continuously employed by the Company or a subsidiary of the Company for at least one year following the Award Date and your employment has not been terminated by the Company or a subsidiary of the Company for misconduct or other conduct deemed detrimental to the interests of the Company. Any MSU that vests upon your Retirement shall vest based on the Payout Factor determined by substituting for the Measurement Date either (i) the first trading day of the first month following your last day of work; (ii) your last day of work if such date occurs on the first trading day of a month; or (iii) the date of a Change in Control, if a Change in Control has occurred before your Retirement.

(d)
Early Retirement; Termination not for Misconduct/Detrimental Conduct. This Section 2(d) shall apply in the event of (1) your Retirement (as that term is defined in Plan Sections 2(x)(ii) or 2(x)(iii)) (A) at or after age 55 with at least 10 years of service or (B) after attaining eligibility for the “Rule of 70” or (2) the termination of your employment by the Company or a subsidiary of the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company or a subsidiary of the Company (and you are not eligible for Retirement). If one of the events described in the preceding sentence occurs before the end of the Restricted Period, the continuous employment requirement shall be eliminated and you shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the MSUs that would otherwise have vested on the vesting date that next follows the date on which the event occurs, provided that you have been continuously employed by the Company or a subsidiary of the Company for at least one year following the Award Date and your employment has not been terminated by the Company or a subsidiary of the Company for misconduct or other conduct deemed detrimental to the interests of the Company. Any MSU that vests upon your early Retirement or termination shall vest based on the Payout Factor determined by substituting for the Measurement Date either (i) the first trading day of the first month following your last day of work; (ii) your last day of work if such date occurs on the first trading day of a month; or (iii) the date of a Change in Control, if a Change in Control has occurred before your early Retirement or termination. If you are not eligible for Retirement (as that term is defined in Plan Sections 2(x)(i) or 2(x)(ii)), and you are employed in the United States or Puerto Rico at the time of your Retirement, you shall be entitled to the pro rata vesting described in this Section 2(d) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company; if you fail to execute or revoke the release, or your release fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any MSUs that are unvested as of the date your employment terminates. The formula for determining the proportionate number of your MSUs to become vested and non-forfeitable upon your early Retirement or involuntary termination not for misconduct or other detrimental conduct is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(e)
Death. In the event of your death during the Restricted Period, the continuous employment requirement shall be eliminated and your estate or legal heirs, as applicable, shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the MSUs that would otherwise have vested on the vesting date that next follows the date on which your death occurs, provided that you have been continuously employed by the Company for at least one year following the Award Date. Any MSU that vests upon your death shall vest based on the Payout Factor determined by substituting for the Measurement Date either (i) the first trading day of the first month following your last day of work; (ii) your last day of work if such date occurs on the first trading day of a month; or (iii) the date of a Change in Control, if a Change in Control has occurred before your death. The formula for determining the proportionate number of your MSUs to become vested and non-forfeitable upon your death is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154. In the event of your death prior to the delivery of shares in settlement of MSUs (not previously forfeited), shares in settlement of your MSUs shall be delivered to your estate or legal heirs, as applicable, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate or legal heirs, as applicable, shall succeed to any other rights provided hereunder in the event of your death.

(f)
Disability. In the event you become Disabled (as that term is defined below), for the period during which you continue to be deemed to be employed by the Company or a subsidiary of the Company (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the MSUs. However, no period of continued disability shall continue beyond 29 months for purposes of the MSUs, at which time you will have considered to have separated from service in accordance with applicable laws as more fully provided for herein. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii) if you do not return to employment status or are considered to have separated from service as noted above, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the MSUs as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary of the Company or affiliate of the Company either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(g)
Qualifying Termination Following Change in Control. In the event your employment is terminated by reason of a Qualifying Termination during the Protected Period following a Change in Control, the continuous employment requirement shall be eliminated and you shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) any MSUs that have not previously been forfeited. Any MSU that vests following a Qualifying Termination during the applicable Protected Period following a Change in Control shall vest based on the Payout Factor determined by substituting for the Measurement Date the date of the Change in Control.

(h)
Other Termination of Employment. In the event of your voluntary termination, or termination by the Company or a subsidiary for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company or a subsidiary of the Company, you shall forfeit all unvested MSUs on the date of termination.

(i)	Other Terms.

(i)
In the event that you fail promptly to pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 4, all MSUs subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(ii)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the MSUs by delivering to the Company a written notice of such waiver.

(iii)
Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(j) hereof. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company. Termination of employment means an event after which you are no longer employed by the Company or any subsidiary of the Company. Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary.

(iv)
Upon any termination of your employment, any MSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited, subject to Sections 2(c)-(g) hereof. Other provisions of this Agreement notwithstanding, in no event will an MSU that has been forfeited thereafter vest or be settled.

(v)
In the event of termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the MSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your MSUs (including whether you may still be considered to be providing services while on a leave of absence).

(vi)
In any case in which you are required to execute a release as a condition to vesting and settlement of the MSUs, the applicable procedure shall be as specified under Plan Section 11(k)(v), except that the deadline for complying with such condition shall be the period provided in this Agreement.

(vii)	You agree that the Company may recover any incentive-based compensation received by you under this Agreement if such recovery is pursuant to a clawback or recoupment policy approved by the Committee.

(j)	The following events shall not be deemed a termination of employment:

(i)	A transfer of you from the Company to a subsidiary of the Company, or vice versa, or from one subsidiary of the Company to another; and

(ii)	A leave of absence from which you return to active service for any purpose approved by the Company or a subsidiary of the Company in writing.

Any failure to return to active service with the Company or a subsidiary at the end of an approved leave of absence as described herein shall be deemed a voluntary termination of employment effective on the date the approved leave of absence ends, subject to applicable law. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary of the Company and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the MSUs. In such case, the vesting dates for unvested MSUs shall be extended by the length of any such leave of absence and any such MSU that vests thereafter shall vest based on the Payout Factor determined by substituting for the Measurement Date the applicable vesting date.

(k)
As more fully provided for in the Plan, notwithstanding any provision herein, in any Award or in the Plan to the contrary, the terms of any Award shall be limited to those terms permitted under Code Section 409A including all applicable regulations and administrative guidance thereunder (“Section 409A”), and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

3.	NON-COMPETITION AND NON-SOLICITATION AGREEMENT AND COMPANY RIGHT TO INJUNCTIVE RELIEF, DAMAGES, RESCISSION, FORFEITURE AND OTHER REMEDIES

You acknowledge that the grant of MSUs pursuant to this Agreement is sufficient consideration for this Agreement, including, without limitation, all applicable restrictions imposed on you by this Section 3.

(a)
Confidentiality Obligations and Agreement. By accepting this Agreement, you agree and/or reaffirm the terms of all agreements related to treatment of Confidential Information that you signed at the inception of or during your employment, the terms of which are incorporated herein by reference. This includes, but is not limited to, use or disclosure of any BMS Confidential Information, Proprietary Information, or Trade Secrets to third parties. Confidential Information, Proprietary Information, and Trade secrets include, but are not limited to, any information gained in the course of your employment with the Company that is marked as confidential or could reasonably be expected to harm the Company if disclosed to third parties, including without limitation, any information that could reasonably be expected to aid a competitor or potential competitor in making inferences regarding the nature of the Company’s business activities, where such inferences could reasonably be expected to allow such competitor to compete more effectively with the Company. You agree that you will not remove or disclose Company Confidential Information, Proprietary Information or Trade Secrets. Unauthorized removal includes forwarding or downloading confidential information to personal email or other electronic media and/or copying the information to personal unencrypted thumb drives, cloud storage or drop box. Immediately upon termination of your employment for any reason, you will return to the Company all of the Company’s confidential and other business materials that you have or that are in your possession or control and all copies thereof, including all tangible embodiments thereof, whether in hard copy or electronic format and you shall not retain any versions thereof on any personal computer or any other media (e.g., flash drives, thumb drives, external hard drives and the like). In addition, you will thoroughly search personal electronic devices, drives, cloud-based storage, email, cell phones, and social media to ensure that all Company information has been deleted. In the event that you comingle personal and Company confidential information on these devices or storage media, you hereby consent to the removal and permanent deletion of all information on these devices and media. Nothing in this paragraph or Agreement limits or prohibits your right to report potential violations of law, rules, or regulations to, or communicate with, cooperate with, testify before, or otherwise assist in an investigation or proceeding by, any government agency or entity, or engage in any other conduct that is required or protected by law or regulation, and you are not required to obtain the prior authorization of the Company to do so and are not required to notify the Company that you have done so.

(b)
Inventions. To the extent permitted by local law, you agree and/or reaffirm the terms of all agreements related to inventions that you signed at the inception of or during your employment, and agree to promptly disclose and assign to the Company all of your interest in any and all inventions, discoveries, improvements and business or marketing concepts related to the current or contemplated business or activities of the Company, and which are conceived or made by you, either alone or in conjunction with others, at any time or place during the period you are employed by the Company. Upon request of the Company, including after your termination, you agree to execute, at the Company’s expense, any and all applications, assignments, or other documents which the Company shall determine necessary to apply for and obtain letters patent to protect the Company’s interest in such inventions, discoveries, and improvements and to cooperate in good faith in any legal proceedings to protect the Company’s intellectual property.

(c)
Non-Competition, Non-Solicitation and Related Covenants. By accepting this Agreement, you agree to the restrictive covenants outlined in this section unless expressly prohibited by local law or as follows: The post-termination non-compete restrictions outlined in subparagraphs (i), (ii) and (v) of this Section 3(c) do not apply to overtime eligible employees, to lawyers working in the Company law department or to employees who are, at the time of termination from employment by the Company or a subsidiary of the Company, assigned to work for the Company or a subsidiary of the Company resident full-time in the States of California or North Dakota, except that should said employee accept employment outside of California or North Dakota, all restrictions in Section 3(c), including, but not limited to, those pertaining to post-termination activities, shall be fully enforceable. There are no exemptions for any Award recipients (including employee residents of the States of California and North Dakota) regarding non-compete provisions while employed at the Company or from subparagraphs (iii) and (iv) of this Section 3(c) during the entire Non-Competition and Non-Solicitation Period. If you are assigned to work for the Company or a subsidiary of the Company and resident full-time in Massachusetts or are residing primarily in Massachusetts as of the date of this Agreement, Addendum B to this Agreement shall apply in lieu of Section 3(c), 3(d) and 3(e) of this Agreement.

Given the extent and nature of the confidential information that you have obtained or will obtain during the course of your employment with the Company or a subsidiary of the Company, it would be inevitable or, at the least, substantially probable that such confidential information would be disclosed or utilized by you should you obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Even if not inevitable, it would be impossible or impracticable for the Company to monitor your strict compliance with your confidentiality obligations. Consequently, you agree that you will not, directly or indirectly:

(i)
during the Non-Competition and Non-Solicitation Period (as defined below), own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)
during the Non-Competition and Non-Solicitation Period, whether or not for compensation, either on your own behalf or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity, be actively connected with a Competitive Business or otherwise advise or assist a Competitive Business with regard to any product, investigational compound, technology, service or line of business that competes with any product, investigational compound, technology, service or line of business with which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary of the Company. Notwithstanding the foregoing, after your employment with the Company or a subsidiary of the Company terminates for any reason, you may be affiliated with a Competitive Business provided that your affiliation does not involve any product, investigational compound, technology, service or line of business, that competes with any product, investigational compound, technology, service or line of business with which you were involved within the last twelve months of your employment with the Company or a subsidiary of the Company, including any product, investigational compound, technology, service or line of business which the Company is developing and of which you had knowledge, and you and the Competing Business provide the Company written assurances of this fact prior to your commencing such affiliation;

(iii)
[with respect to executives], during the Non-Competition and Non-Solicitation Period, employ, solicit for employment, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any Company employee who is employed by the Company or who was employed by the Company within the twelve months preceding the termination of your employment with the Company for any reason, to terminate or reduce his or her or its relationship with the Company or any of its affiliates, successors or assigns (the “Related Parties”); This restriction includes, but is not limited to, participation in any parts of the staffing and hiring processes involving a candidate regardless of the means by which the new employer became aware of the candidate;

(iv)
during the Non-Competition and Non-Solicitation Period, solicit, induce, encourage, or appropriate or attempt to solicit, divert or appropriate, by use of Confidential Information or otherwise, any existing or prospective customer, vendor or supplier of the Company or any Related Parties to terminate, cancel or otherwise reduce its relationship with the Company or any Related Parties;

(v)
during the Non-Competition and Non-Solicitation Period, contact, call upon or solicit any existing customer of the Company or its Related Parties, or prospective customer of the Company or its Related Parties, that you became aware of or was introduced to in the course of your duties for the Company or its Related Parties, or otherwise divert or take away from the Company or its Related Parties the business of any current or prospective customer of the Company or its Related Parties; or

(vi)
during the Non-Competition and Non-Solicitation Period, engage in any activity that is harmful to the interests of the Company or its Related Parties, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(d)
Rescission, Forfeiture and Other Remedies. If the Company determines that you have violated any applicable provisions of Section 3(c) above during the Non-Competition and Non-Solicitation Period, in addition to injunctive relief and damages, you agree and covenant that:

(i)	any unvested portion of the MSUs shall be immediately rescinded;

(ii)	you shall automatically forfeit any rights you may have with respect to the MSUs as of the date of such determination;

(iii)
if any part of the MSUs vests within the twelve-month period immediately preceding a violation of Section 3(c) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of Common Stock that you acquired upon settlement of such MSUs (or an equivalent number of other shares); and

(iv)	the foregoing remedies set forth in this Section 3(d) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(e)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)
“Competitive Business” means any business that is engaged in or is about to become engaged in the development, production or sale of any product, investigational compound, technology, process, service or line of business concerning the treatment of any disease, which product, investigational compound, technology, process, service or line of business resembles or competes with any product, investigational compound, technology, process, service or line of business that was sold by, or in development at, the Company or a subsidiary of the Company during your employment with the Company or a subsidiary of the Company.

(ii)
Because of the global nature of the Company’s business, it is agreed that the restrictions set forth above shall apply in the “Restricted Area,” defined as including without limitation the continent, country and the geographic regions where you worked in and were responsible for while employed by the Company or a subsidiary of the Company, and any other geographic area (country, province, state, city or other political subdivision) in which the Company or a subsidiary of the Company is engaged in business and/or is otherwise selling products or services at the time you ceased working for the Company or a subsidiary of the Company;

(iii)
The “Non-Competition and Non-Solicitation Period” shall be the period during which Employee is employed by the Company or a subsidiary of the Company and twelve (12) months after the end of Employee’s term of employment with and/or work for the Company or a subsidiary of the Company for any reason, (e.g., restriction applies regardless of the reason for termination and includes voluntary and involuntary termination) (hereinafter “Termination Date”);

(A)
provided, in the event that the Company or a subsidiary of the Company files an action to enforce rights arising out of this Agreement, the Non-Competition and Non-Solicitation Period shall be extended for all periods of time in which you are determined by the Court or other authority to have been in violation of the provisions of Section 3(c).

(f)
Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by this Section 3 are fair and reasonable and are reasonably required for the protection of the Company. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid provisions were not part of this Agreement. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable to the maximum extent permissible under law and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision. You acknowledge and agree that your covenants under this Agreement are ancillary to your employment relationship with the Company or a subsidiary of the Company, but shall be independent of any other contractual relationship between you and the Company or a subsidiary of the Company. Consequently, the existence of any claim or cause of action that you may have against the Company or a subsidiary of the Company shall not constitute a defense to the enforcement of this Agreement by the Company or a subsidiary of the Company, nor an excuse for noncompliance with this Agreement.

(g)
Additional Remedies. You acknowledge and agree that any violation by you of this paragraph will cause irreparable harm to the Company and its Related Parties and the Company cannot be adequately compensated for such violation by damages. Accordingly, if you violate or threaten to violate this Agreement, then, in addition to any other rights or remedies that the Company may have in law or in equity, the Company shall be entitled, without the posting of a bond or other security, to obtain an injunction to stop or prevent such violation, including but not limited to obtaining a temporary or preliminary injunction from a Delaware court pursuant to Section 1(a) of the Mutual Arbitration Agreement and Section 14 of this Agreement. You further agree that if the Company incurs legal fees or costs in enforcing this Agreement, you will reimburse the Company for such fees and costs.

(h)
Binding Obligations. These obligations shall be binding both upon you, your assigns, executors, administrators and legal representatives. At the inception of or during the course of your employment, you may have executed agreements that contain similar terms. Those agreements remain in full force and effect. In the event that there is a conflict between the terms of those agreements and this Agreement, this Agreement will control.

(i)
Enforcement. The Company retains discretion regarding whether or not to enforce the terms of the covenants contained in this Section 3 and its decision not to do so in your instance or anyone’s case shall not be considered a waiver of the Company’s right to do so.

(j)
Duty to Notify the Company and Third Parties. During your employment with the Company or a subsidiary of the Company and for a period of 12 months after your termination of employment from the Company or a subsidiary of the Company, you shall communicate your obligations under this Agreement to each subsequent employer. In addition, at least ten (10) business days prior to commencing employment with a new employer, you shall advise the Company of the name and address of your intended future employer, the title of the position that you have been offered with that subsequent employer, the product and/or investigational compound responsibilities that you will have with the subsequent employer and such information as the Company may request that will assist the Company in evaluating whether such prospective employment would violate this Agreement (except that you need not provide any information that would constitute a trade secret or confidential information of any other party). If you are actively employed by the Company or a subsidiary of the Company at the time that you accept a position with a new employer, you are required to notify the Company and provide this information immediately upon your acceptance of the position with the new employer and the Company may choose, in its sole discretion, to limit your duties in your position with the Company or a subsidiary of the Company and restrict your access to Company premises, systems, products, information and employees during the notice period. You understand and agree that the notice requirement set forth in this Section 3(j) is reasonable and necessary to permit the Company to determine whether, in its view, your proposed new position could lead to a violation of this Agreement. Upon receiving information provided concerning your intended future employment, the Company will evaluate that information and attempt in good faith to engage you in a discussion regarding the applicability and effect of the covenants in this Agreement upon that employment prior to the Company commencing legal action to enforce those covenants. You also authorize the Company to notify third parties, including without limitation, customers and actual or potential employers, of the terms of this Agreement and your obligations hereunder upon your separation from the Company group or your separation from employment with any subsequent employer during the Non-Competition and Non-Solicitation Period, by providing a copy of this Agreement or otherwise.

4.          RESPONSIBILITY FOR TAXES

You acknowledge that, regardless of any action taken by the Company, any subsidiary or affiliate of the Company, including your employer (“Employer”), the ultimate liability for all income tax (including federal, state, local and non-U.S. taxes), social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company, any subsidiary or affiliate and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the MSUs, including the grant of the MSUs, the vesting of MSUs, the conversion of the MSUs into shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at settlement and the receipt of any dividends; and, (b) do not commit to structure the terms of the grant or any aspect of the MSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, by your acceptance of the MSUs, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the MSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(c)	withholding in shares of Common Stock to be issued upon settlement of the MSUs;

provided, however, if you are a Section 16 officer of the Company under the Exchange Act, then the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum rates applicable in your jurisdiction(s), in which case, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested MSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 4 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Common Stock subject to MSUs will be sold on your behalf (or withheld) to satisfy any Tax-Related Items arising prior to the date of settlement of the MSUs, then to the extent that any portion of the MSUs that is considered nonqualified deferred compensation subject to Section 409A, then the number of such shares sold on your behalf (or withheld) shall not exceed the number of shares that equals the liability for Tax-Related Items with respect to such shares.

5.          DIVIDENDS AND ADJUSTMENTS

(a)	Dividends or dividend equivalents are not paid, accrued or accumulated on MSUs during the Restricted Period, except as provided in Section 5(b).

(b)
The number of your MSUs and/or other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to MSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Plan Section 11(c) or any other “equity restructuring” as defined in FASB ASC Topic 718.

6.          EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the MSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any subsidiary of the Company unless otherwise specifically provided for in such plan. The MSUs and the underlying shares of Common Stock (or their cash equivalent), and the income and value of the same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculation of any severance, resignation, termination, redundancy or end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits, or similar mandatory payments.

7.          ACKNOWLEDGMENT OF NATURE OF PLAN AND MSUs

In accepting the MSUs, you acknowledge, understand and agree that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
The Award of MSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of MSUs, or benefits in lieu of MSUs even if MSUs have been awarded in the past;

(c)	All decisions with respect to future awards of MSUs or other awards, if any, will be at the sole discretion of the Company;

(d)	Your participation in the Plan is voluntary;

(e)	The MSUs and the shares of Common Stock subject to the MSUs are not intended to replace any pension rights or compensation;

(f)
Unless otherwise agreed by the Company, the MSUs and the Common Stock subject to the MSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary or an affiliate of the Company;

(g)	The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)
No claim or entitlement to compensation or damages arises from the forfeiture of MSUs, resulting from termination of your employment with the Company, or any of its subsidiaries or affiliates, including the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(i)
Unless otherwise provided in the Plan or by the Company in its discretion, the MSUs and the benefits evidenced by this Agreement do not create any entitlement to have the MSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(j)
The following provisions apply only if you are providing services outside the United States: (i) the Award and the shares of Common Stock subject to the MSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and (ii) neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the MSUs or of any amounts due to you pursuant to the settlement of the MSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

8.          NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.          RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate of the Company or any specific position or level of employment with the Company or any subsidiary or affiliate of the Company or affect in any way the right of the Employer to terminate your employment without prior notice at any time for any reason or no reason.

10.          ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your MSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

11.          DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the first vest date in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the first vest date. For your benefit, if you have not rejected the Agreement prior to the first vest date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner and once released, you waive any right to assert that you have not accepted the terms hereof.

12.          AMENDMENT TO PLAN

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 19, 21 and 23, and the provisions of Addendum A hereto, the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

13.          SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.          GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware. The forum in which disputes arising under this Market Share Units grant and Agreement shall be decided depends on whether you are subject to the Mutual Arbitration Agreement.

(a)          If you are subject to the Mutual Arbitration Agreement, any dispute that arises under this Market Share Unit grant or Agreement shall be governed by the Mutual Arbitration Agreement. Any application to a court under Section 1(a) of the Mutual Arbitration Agreement for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration shall exclusively be brought and conducted in the courts of Wilmington, Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts where this Market Share Unit grant is made and/or performed. The parties hereby submit to and consent to the jurisdiction of the State of Delaware for purposes of any such application for injunctive relief.

(b)          If you are not subject to the Mutual Arbitration Agreement, this Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware. For purposes of litigating any dispute that arises under this Market Share Unit grant or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall exclusively be conducted in the courts of Wilmington, Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts where this Market Share Unit grant is made and/or performed.

15.          SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

16.          ELECTRONIC DELIVERY AND ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

17.          INSIDER TRADING/MARKET ABUSE LAWS

You acknowledge that, depending on your country or broker’s country, or the country in which Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., MSUs) or rights linked to the value of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing insider information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

18.          LANGUAGE

You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Agreement, the Plan and any other Plan-related documents. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.          COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, you understand that the Company will not be obligated to issue any shares of Common Stock pursuant to the vesting of the MSUs, if the issuance of such Common Stock shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares. Any determination by the Company in this regard shall be final, binding and conclusive.

20.          ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties, provided that, if you are subject to the Mutual Arbitration Agreement, then the Mutual Arbitration Agreement is hereby incorporated into and made a part of this Agreement. Subject to Sections 19, 21 and 23, and the provisions of Addendum A, this Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

21.          ADDENDUM A

Your MSUs shall be subject to any special provisions set forth in Addendum A to this Agreement for your country, if any. If you relocate to one of the countries included in Addendum A, the special provisions for such country shall apply to you, without your consent, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Addendum A constitutes part of this Agreement.

22.	FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND EXCHANGE CONTROLS

Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock sale proceeds resulting from the sale of shares of Common Stock acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

23.          IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on your participation in the Plan, on the MSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

For the Company

Bristol-Myers Squibb Company

By

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares will be subject to the Company’s policies regulating trading by employees. In accepting this Award, I hereby agree that Fidelity, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement, including, but not limited to post-employment covenants described therein.

Addendum A

BRISTOL-MYERS SQUIBB COMPANY
SPECIAL PROVISIONS FOR MSUs IN CERTAIN COUNTRIES

Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement. This Addendum includes special country-specific terms that apply if you are residing and/or working in one of the countries listed below. This Addendum A is part of the Agreement.

This Addendum A also includes information of which you should be aware with respect to your participation in the Plan. For example, certain individual exchange control reporting requirements may apply upon vesting of the MSUs and/or sale of Common Stock. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2019 and is provided for informational purposes. Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your MSUs vest or are settled, or you sell shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment after the MSUs are granted to you, or are considered a resident of another country for local law purposes, the information contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. If you transfer residency and/or employment to another country or are considered a resident of another country listed in this Addendum A after the MSUs are granted to you, the terms and/or information contained for that new country (rather than the original grant country) may be applicable to you.

All Countries

Retirement. The following provision supplements Sections 2(c) and 2(d) of the Agreement:

Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the MSUs in the event of your Retirement being deemed unlawful and/or discriminatory, the provisions of Sections 2(c) and (d) regarding the treatment of the MSUs in the event of your Retirement shall not be applicable to you.

All Non-European Union/Non-European Economic Area Countries

Data Privacy Consent.

By accepting the Award, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement by and among, as applicable, the Employer, the Company and its other subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, the Employer and other subsidiaries and affiliates of the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, employee ID, social security number, passport or other identification number (e.g., resident registration number), tax code, hire date, termination date, termination code, division name, division code, region name, salary grade, nationality, job title, any shares of stock or directorships held in the Company, details of all MSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliates (“Fidelity”), or such other stock plan service provider as may be selected by the Company in the future, which assist in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the MSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant MSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Argentina

Labor Law Policy and Acknowledgement. This provision supplements Section 7 of the Agreement:

By accepting the MSUs, you acknowledge and agree that the grant of MSUs is made by the Company (not the Employer) in its sole discretion and that the value of the MSUs or any shares of Common Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments.

If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, you acknowledge and agree that such benefits shall not accrue more frequently than on each vesting date.

Securities Law Information. Neither the MSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.

Exchange Control Information. Certain restrictions and requirements may apply if and when you transfer proceeds from the sale of shares of Common Stock or any cash dividends paid with respect to such shares into Argentina.

Exchange control regulations in Argentina are subject to change. You should speak with your personal legal advisor regarding any exchange control obligations that you may have prior to vesting in the MSUs or remitting funds into Argentina, as you are responsible for complying with applicable exchange control laws.

Foreign Asset/Account Reporting Information. Argentinian residents must report any shares of Common Stock acquired under the Plan and held by the resident as of December 31st of each year to the Argentine tax authorities on their annual tax return for that year.

Australia

Compliance with Laws. Notwithstanding anything else in the Agreement, you will not be entitled to and shall not claim any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

Australian Offer Document. The offer of MSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of MSUs to Australian resident employees, which will be provided to you with the Agreement.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Exchange Control Information. Exchange control reporting is required for inbound cash transactions exceeding A$10,000 and inbound international fund transfers of any value, that do not involve an Australian bank.

Austria

Exchange Control Information. If you hold shares of Common Stock under the Plan outside of Austria (even if you hold them outside of Austria at a branch of an Austrian bank) or cash (including proceeds from the sale of Common Stock), you may be required to submit a report to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the Common Stock as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the Common Stock as of December 31 meets or exceeds €5,000,000. The deadline to file the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline to file the annual report is January 31 of the following year.

When shares of Common Stock are sold, there may be exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all your cash accounts abroad meets or exceeds €10,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month. If the transaction value of all cash accounts abroad is less than €10,000,000, no ongoing reporting requirements apply.

Belgium

Foreign Asset/Account Reporting Information. If you are a Belgian resident, you are required to report any taxable income attributable to the grant of the MSUs on your annual tax return. In addition, if you are a Belgian resident, you are required to report any securities held (including shares of Common Stock) or bank accounts (including brokerage accounts) you maintain outside of Belgium on your annual tax return. In a separate report, you will be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.

Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when shares of Common Stock acquired under the Plan are sold. You should consult with your tax or financial advisor for additional details on your obligations with respect to the stock exchange tax.

Brokerage Account Tax Information. You may be subject to a brokerage account tax if the average annual value of securities (including shares of Common Stock acquired under the Plan) held by you in a brokerage account exceeds certain thresholds. As the calculation of this tax is complex, you should consult your personal tax advisor for more details.

Brazil

Labor Law Policy and Acknowledgement. This provision supplements Section 7 of the Agreement:

By accepting the MSUs, you acknowledge and agree that (i) you are making an investment decision and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period.

Compliance with Laws. By accepting the MSUs, you agree that you will comply with Brazilian law when you vest in the MSUs and sell shares of Common Stock. You also agree to report and pay any and all taxes associated with the vesting of the MSUs, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.

Foreign Asset/Account Reporting Information. You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if you hold assets or rights valued at more than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000. The assets and rights that must be reported include shares of Common Stock.

Tax on Financial Transaction (IOF). Repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan.

Bulgaria

Foreign Asset/Account Reporting Information. You may be required to report annually to the Bulgarian National Bank details of your receivables in bank accounts held abroad as well as your securities held abroad if the aggregate value of such receivables and securities is equal to or exceeds a certain threshold.

Canada

Settlement of MSUs. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, MSUs will be settled in shares of Common Stock only, not cash.

Securities Law Information. You acknowledge and agree that you will sell shares of Common Stock acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the shares of Common Stock are listed on the New York Stock Exchange.

Termination of Employment. This provision replaces the second paragraph of Section 2(i)(v) of the Agreement:

In the event of termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or the Plan, your right to vest in the MSUs, if any, will terminate effective as of the date that is the earlier of (1) the date upon which your employment with the Company or any of its subsidiaries is terminated; (2) the date you are no longer actively employed by or providing services to the Company or any of its subsidiaries; or (3) the date you receive written notice of termination of employment, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when you are no longer employed or actively providing services for purposes of the MSUs (including whether you may still be considered employed or actively providing services while on a leave of absence).

Foreign Asset/Account Reporting Information. You may be required to report your foreign specified property on Form T1135 (Foreign Income Verification Statement) if the total cost of your foreign specified property exceeds C$100,000 at any time in the year. Foreign property includes cash held outside of Canada and shares of Common Stock acquired under the Plan, and rights to receive shares of Common Stock (e.g., MSUs). Thus, MSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property. The Form T1135 must be filed by April 30 of the following year. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB would ordinarily equal the fair market value of the shares of Common Stock at the time of acquisition, but if you own other shares of Common Stock of the same company, this ACB may have to be averaged with the ACB of the other shares of Common Stock. You should consult with your personal tax advisor to determine your reporting requirements.

The following provision applies if you are resident in Quebec:

Data Privacy. This provision supplements the Data Privacy Consent provision above in this Addendum A:

You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration and operation of the Plan. You further authorize the Company and its subsidiaries to disclose and discuss the Plan with their advisors. You further authorize the Company and its subsidiaries to record such information and to keep such information in your employee file.

Chile

Securities Law Information. The offer of the MSUs constitutes a private offering in Chile effective as of the Award Date. The offer of MSUs is made subject to general ruling n° 336 of the Commission for the Financial Market (Comisión para el Mercado Financiero, “CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given the MSUs are not registered in Chile, the Company is not required to provide information about the MSUs or shares of Common Stock in Chile. Unless the MSUs and/or the shares of Common Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.

Esta oferta de Unidades de Acciones Restringidas (“MSU”) constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de MSU se acoge a las disposiciones de la Norma de Carácter General Nº 336 (“NCG 336”) de la Comisión para el Mercado Financiero (“CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse los MSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los MSU or sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Exchange Control Information. You are responsible for complying with foreign exchange requirements in Chile. You should consult with your personal legal advisor regarding any applicable exchange control obligations prior to vesting in the MSUs or receiving proceeds from the sale of shares of Common Stock acquired at vesting or cash dividends.

You are not required to repatriate funds obtained from the sale of shares of Common Stock or the receipt of any dividends. However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the amount of funds exceeds US$10,000. In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds. If your aggregate investments held outside of Chile exceed US$5,000,000 (including shares of Common Stock and any cash proceeds obtained under the Plan) in the relevant calendar year, you must report the investments quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report. Please note that exchange control regulations in Chile are subject to change.

Foreign Asset/Account Reporting Information. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments, which must be submitted electronically through the CIRS website at www.sii.cl in accordance with the applicable deadlines.

You should consult with your personal legal advisor regarding how to register with the CIRS as you may be ineligible to receive certain foreign tax credits if you fail to meet the applicable reporting requirements. Exchange control and tax reporting requirements in Chile are subject to change, and you should consult with your personal legal and tax advisor regarding any reporting obligations that you may have in connection with the MSUs.

China

The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:

Sales of Shares of Common Stock. To comply with exchange control regulations in China, you agree that the Company is authorized to force the sale of shares of Common Stock to be issued to you upon vesting and settlement of the MSUs at any time (including immediately upon vesting or after termination of your employment, as described below), and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares of Common Stock and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.

Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of Common Stock (less any applicable Tax-Related Items, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth in this Addendum for China below under “Exchange Control Information.” Due to fluctuations in the Common Stock price and/or applicable exchange rates between the vesting date and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds realized upon sale may be more or less than the market value of the shares of Common Stock on the vesting date (which typically is the amount relevant to determining your Tax-Related Items liability). You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or any applicable exchange rate.

Treatment of Shares of Common Stock and MSUs Upon Termination of Employment. Due to exchange control regulations in China, you understand and agree that any shares of Common Stock acquired under the Plan and held by you in your brokerage account must be sold no later than the last business day of the month following the month of your termination of employment, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange (“SAFE”) (the “Mandatory Sale Date”). This includes any portion of shares of Common Stock that vest upon your termination of employment. For example, if your termination of employment occurs on March 14, 2019, then the Mandatory Sale Date will be April 30, 2019. You understand that any shares of Common Stock held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under “Sales of Shares of Common Stock” above.

If all or a portion of your MSUs become distributable upon your termination of employment or at some time following your termination of employment, that portion will vest and become distributable immediately upon termination of your employment. Any shares of Common Stock distributed to you according to this paragraph must be sold by the Mandatory Sale Date or will be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under “Sales of Shares of Common Stock” above. You will not continue to vest in MSUs or be entitled to any portion of MSUs after your termination of employment.

Exchange Control Information. You understand and agree that, to facilitate compliance with exchange control requirements, you are required to hold any shares of Common Stock to be issued to you upon vesting and settlement of the MSUs in the account that has been established for you with the Company’s designated broker and you acknowledge that you are prohibited from transferring any such shares of Common Stock to another brokerage account. In addition, you are required to immediately repatriate to China the cash proceeds from the sale of the shares of Common Stock issued upon vesting and settlement of the MSUs and any dividends paid on such shares of Common Stock. You further understand that, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its subsidiaries, and you hereby consent and agree that the proceeds may be transferred to such special account prior to being delivered to you. The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Common Stock trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Common Stock on the sale/payment date (which is the amount relevant to determining your tax liability). You agree to bear the risk of any currency fluctuation between the sale/payment date and the date of conversion of the proceeds into local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

Foreign Asset/Account Reporting Information. PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these rules, you may be subject to reporting obligations for the Common Stock or equity awards, including MSUs acquired under the Plan and Plan-related transactions. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.

Colombia

Labor Law Policy and Acknowledgement. By accepting your Award of MSUs, you expressly acknowledge that, pursuant to Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), the MSUs and any payments you receive pursuant to the MSUs are wholly discretionary and are a benefit of an extraordinary nature that do not exclusively depend on your performance. Accordingly, the Plan, the MSUs and related benefits do not constitute a component of “salary” for any legal purpose, including for purposes of calculating any and all labor benefits, such as fringe benefits, vacation pay, termination or other indemnities, payroll taxes, social insurance contributions, or any other outstanding employment-related amounts, subject to the limitations provided in Law 1393/2010.

Exchange Control Information. You are responsible for complying with any and all Colombian foreign exchange restrictions, approvals and reporting requirements in connection with the MSUs and any shares of Common Stock acquired or funds received under the Plan. This may include reporting obligations to the Central Bank (Banco de la República). If applicable, you will be required to register your investment in shares of Common Stock with the Central Bank, regardless of the value of the investment. You should obtain proper legal advice to ensure compliance with applicable Colombian regulations.

Securities Law Information. The shares of Common Stock are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Czech Republic

Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the MSUs and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the MSUs and the sale of shares of Common Stock and before opening any foreign accounts in connection with the Plan to ensure compliance with current regulations. It is your responsibility to comply with any applicable Czech exchange control laws.

Denmark

Stock Option Act. You acknowledge that you have received an Employer Statement in Danish which includes a description of the terms of the MSUs as required by the Danish Stock Option Act, to the extent that the Danish Stock Option Act applies to the MSUs.

Foreign Asset/Account Reporting Information. You must report any foreign bank/broker accounts and any deposits and/or shares of Common Stock held in a foreign bank or broker in your tax return.

Securities/Tax Reporting Information. As of January 1, 2019, if you hold shares of Common Stock acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank, he or she is no longer required to file a Form V (Erklaering V) with the Danish Tax Administration. Further, if you open a brokerage account (or a bank account) with a U.S. bank, the brokerage account (or bank account, as applicable) will be treated as a deposit account if cash can be held in the account. However, you are no longer required to file a Form K (Erklaering K) with the Danish Tax Administration. The Form V and Form K have been replaced by the automatic exchange of information regarding bank and brokerage accounts. You should consult with your personal advisor to ensure compliance with any applicable obligations.

Finland

There are no country-specific provisions.

France

Language Acknowledgement

En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.

By accepting your MSUs, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to you in English.

Tax Information. The MSUs are not intended to be French-qualified awards.

Foreign Asset/Account Reporting Information. If you hold cash or shares of Common Stock outside of France or maintain a foreign bank or brokerage account, (including accounts that were opened and closed during the tax year) you are required to report such to the French tax authorities on a special form together with your annual tax return. Failure to comply could trigger significant penalties.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank. The German Federal Bank no longer accepts reports in paper form and all reports must be filed electronically. The electronic “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) can be accessed on the German Federal Bank’s website: www.bundesbank.de.

In the event that you make or receive a payment in excess of this amount, you are responsible for complying with applicable reporting requirements.

Foreign Asset/Account Reporting Information. German residents holding shares of Common Stock must notify their local tax office of the acquisition of Common Stock when they file their tax returns for the relevant year if the value of the shares of Common Stock acquired exceeds €150,000 or in the unlikely event that the resident holds Common Stock exceeding 10% of the Company’s total Common Stock.

Greece

There are no country-specific provisions.

Hong Kong

Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, including this Addendum A, or the Plan, or any other incidental communication materials, you should obtain independent professional advice. The MSUs and any shares of Common Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its subsidiaries. The Agreement, including this Addendum A, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The MSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary and may not be distributed to any other person.

Settlement of MSUs and Sale of Common Stock. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, MSUs will be settled in shares of Common Stock only, not cash. In addition, notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, no shares of Common Stock acquired under the Plan can be offered to the public or otherwise disposed of prior to six months from the Award Date. Any shares of Common Stock received at vesting are accepted as a personal investment.

Hungary

There are no country-specific provisions.

India

Exchange Control Information. You must repatriate all proceeds received from the sale of shares to India and all proceeds from the receipt of cash dividends within such time prescribed under applicable India exchange control laws as may be amended from time to time. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. You are required to declare in your annual tax return (a) any foreign assets held by you (including shares of Common Stock held outside India) or (b) any foreign bank accounts for which you have signing authority. Increased penalties for failing to report these foreign assets/accounts have been introduced. You are responsible for complying with this reporting obligation and is advised to confer with your personal legal advisor in this regard.

Ireland

Acknowledgement of Nature of Plan and MSUs. This provision supplements Section 7 of the Agreement:

In accepting this Agreement, you understand and agree that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Israel

Settlement of MSUs and Sale of Common Stock. Upon the vesting of the MSUs, you agree to the immediate sale of any shares of Common Stock to be issued to you upon vesting and settlement of the MSUs. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of the Common Stock to you, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. Due to fluctuations in the Common Stock price and/or applicable exchange rates between the vesting date and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the shares of Common Stock on the vesting date (which typically is the amount relevant to determining your Tax-Related Items liability). You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or any applicable exchange rate.

Italy

Plan Document Acknowledgment. By accepting the MSUs, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum A in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum A.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 4 (Responsibility for Taxes); Section 7 (Acknowledgement of Nature of Plan and MSUs); Section 8 (No Advice Regarding Grant); Section 9 (Right to Continued Employment); Section 11 (Deemed Acceptance); Section 13 (Severability and Validity); Section 14 (Governing Law, Jurisdiction and Venue); Section 16 (Electronic Delivery and Acceptance); Section 17 (Insider Trading/Market Abuse Laws); Section 18 (Language); Section 19 (Compliance with Laws and Regulations); Section 20 (Entire Agreement and No Oral Modification or Waiver); Section 21 (Addendum); Section 22 (Foreign Asset/Account Reporting Requirements and Exchange Controls); and Section 23 (Imposition of Other Requirements).

Foreign Asset/Account Reporting Information. If you are an Italian resident who, at any time during the fiscal year, holds foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy, you are required to report these assets on your annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if you are the beneficial owner of foreign financial assets under Italian money laundering provisions.

Tax Information. Italian residents may be subject to tax on the value of financial assets held outside of Italy. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year. For the purposes of the market value assessment, the documentation issued by the Plan broker may be used. If you are subject to this foreign financial assets tax, you will need to report the value of your financial assets held abroad in your annual tax return. You are advised to consult your personal legal advisor for additional information about the foreign financial assets tax.

Japan

Foreign Asset/Account Reporting Information. If you are a resident of Japan or a foreign national who has established permanent residency in Japan, you will be required to report details of any assets (including any shares of Common Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding MSUs or shares of Common Stock held by you in the report.

Korea

Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of shares of Common Stock or receipt of dividends in a single transaction before July 18, 2017 are required to repatriate the proceeds to Korea within three years of receipt. You should consult a personal tax advisor to determine whether this repatriation requirement applies to a particular transaction.

Foreign Asset/Account Reporting Information. You will be required to declare all foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report if the monthly balance of such accounts exceeds a certain limit (currently KRW 500 million or an equivalent amount in foreign currency). You should consult with your personal tax advisor on how to value foreign accounts for purposes of this reporting requirement and whether you are required to file a report with respect to such account.

Luxembourg

There are no country-specific provisions.

Mexico

Labor Law Policy and Acknowledgment. By accepting this Award, you expressly recognize that the Company, with offices at 345 Park Avenue, New York, New York 10154, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Bristol-Myers Squibb Company in Mexico (“BMS-Mexico”), not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, BMS-Mexico, and do not form part of the employment conditions and/or benefits provided by BMS-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación. Aceptando este Premio, el participante reconoce que la Compañía, with offices at 345 Park Avenue, New York, New York 10154, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que el único empleador del participante lo es Bristol-Myers Squibb Company en Mexico (“BMS-Mexico”), no es la Compañía en los Estados Unidos. Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, BMS-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por BMS-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del participante.

Asimismo, el participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía. Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el participante.

Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Netherlands

There are no country-specific provisions.

Norway

There are no country-specific provisions.

Peru

Securities Law Information. The grant of MSUs is considered a private offering in Peru; therefore, it is not subject to registration.

Labor Law Acknowledgement. The following provision supplements Section 7 of the Agreement:

In accepting the Award of MSUs pursuant to this Agreement, you acknowledge that the MSUs are being granted ex gratia to you with the purpose of rewarding you.

Poland

Foreign Asset/Account Reporting Information. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad (including any brokerage account) must report information to the National Bank of Poland. Specifically, if the aggregate value of shares and cash (calculated individually or together with all other assets/liabilities) held in such foreign accounts exceeds PLN 7 million, Polish residents must file reports on the transactions and balances of the accounts on a quarterly basis on special forms that are available on the website of the National Bank of Poland.

Exchange Control Information. Polish residents are required to transfer funds (i.e., in connection with the sale of shares of Common Stock) through a bank account in Poland if the transferred amount into or out of Poland in any single transaction exceeds a specified threshold (currently €15,000 unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply). If you are a Polish resident, you must also retain all documents connected with any foreign exchange transactions you engage in for a period of five years, as measured from the end of the year in which such transaction occurred.

You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting/exchange control duties.

Portugal

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.

Romania

Language Consent. By accepting the grant of MSUs, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the notice, the Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin acceptarea acordarii de MSU-uri, confirmati ca aveti un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, ati citit si confirmati ca ati inteles pe deplin termenii documentelor referitoare la acordare (anuntul, Acordul MSU si Planul), care au fost furnizate in limba engleza. Acceptati termenii acestor documente in consecinta.

Foreign Asset/Account Reporting Information. You are not required to seek authorization from the National Bank of Romania to participate in the Plan nor will you have to obtain special authorization to open and operate a foreign bank account in order to deposit any dividends received or the proceeds from the sale of your shares. However, you may be required to provide the Romanian bank to which you transfer such proceeds with appropriate documentation regarding the source of the income. You should consult with a personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

Russia

Exchange Control Information. You are responsible for complying with any applicable Russian exchange control regulations and rulings. Because Russian exchange control regulations and rulings change frequently and without notice, you should consult with a legal advisor to ensure compliance applicable to any aspect of your participation in the Plan, including the grant and vesting of the MSUs, issuance of any shares of Common Stock at vesting, receipt of any proceeds from the sale of Shares and/or receipt of any cash dividends.

Foreign Asset/Account Reporting Information. Russian residents are required to notify Russian tax authorities within one (1) month of opening, closing or changing the details of a foreign account. Russian residents also are required to report (i) the beginning and ending balances in such a foreign bank account each year and (ii) transactions related to such a foreign account during the year to the Russian tax authorities , on or before June 1 of the following year. The tax authorities can require you to provide appropriate supporting documents related to transactions in a foreign bank account.

Securities Law Information. These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the shares of Common Stock in Russia. Any shares of Common Stock issued pursuant to the MSUs shall be delivered to you through a brokerage account in the U.S. You may hold shares in your brokerage account in the U.S.; however, in no event will shares issued to you and/or share certificates or other instruments be delivered to you in Russia. The issuance of Common Stock pursuant to the MSUs described herein has not and will not be registered in Russia and hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Russia.

U.S. Transaction. You are not permitted to make any public advertising or announcements regarding the MSUs or Common Stock in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of Common Stock directly to other Russian legal entities or individuals. You are permitted to sell shares of Common Stock only on the New York Stock Exchange and only through a U.S. broker.

Data Privacy. This section replaces the Data Privacy Consent provision above in this Addendum A:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all MSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. In this case, appropriate safeguards will be taken by the Company to ensure that your Data is processed with an adequate level of protection and in compliance with applicable local laws and regulation (especially through contractual clauses like European Model Clauses for European countries). You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting the International Compensation and Benefits Group. You authorize the Company, Fidelity and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the MSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case and without cost, by contacting in writing the International Compensation and Benefits Group. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you MSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the International Compensation and Benefits Group.

Labor Law Information. You acknowledge that if you continue to hold shares of Common Stock acquired under the Plan after an involuntary termination of your employment, you may not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws because you should not hold shares of Common Stock acquired under the Plan.

Saudi Arabia

Securities Law Information. This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules on the Office of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

Singapore

Restrictions on Sale and Transferability. You hereby agrees that any shares of Common Stock acquired pursuant to the MSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Award Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Securities Law Information. The grant of MSUs is being made in reliance of section 273(1)(f) of the SFA for which it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the MSUs being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement. If you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements, you must notify the Singapore subsidiary in writing within two business days of any of the following events: (i) you receive or dispose of an interest (e.g., MSUs or shares of Common Stock) in the Company or any subsidiary of the Company, (ii) any change in a previously-disclosed interest (e.g., forfeiture of MSUs and the sale of shares of Common Stock, or (iii) becoming the CEO or a director, associate director or a shadow director if you hold such an interest at that time.

South Africa

Responsibility for Taxes. The following provision supplements Section 4 of this Agreement:

You are required to immediately notify the Employer of the amount of any gain realized at vesting of the MSUs. If you fail to advise the Employer of such gain, you may be liable for a fine.

Exchange Control Information. You are solely responsible for complying with applicable South African exchange control regulations, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. In particular, if you are a resident for exchange control purposes, you are required to obtain approval from the South African Reserve Bank for payments (including payment of proceeds from the sale of shares of Common Stock) that you receive into accounts based outside of South Africa (e.g., a U.S. brokerage account). Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current regulations.

Spain

Labor Law Acknowledgment. This provision supplements Sections 2(h) and 7 of the Agreement:

By accepting the MSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand and agree that, as a condition of the grant of the MSUs, except as provided for in Section 2 of the Agreement, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any MSUs that have not vested on the date of your termination.

In particular, you understand and agree that, unless otherwise provided in the Agreement, the MSUs will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant MSUs under the Plan to individuals who may be employees of the Company or a subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the MSUs are granted on the assumption and condition that the MSUs and the shares of Common Stock underlying the MSUs shall not become a part of any employment or service contract (either with the Company, the Employer or any subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the MSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award of MSUs shall be null and void.

Securities Law Information. The MSUs and the Common Stock described in the Agreement and this Addendum A do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Addendum A) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. If you acquire shares of Common Stock issued pursuant to the MSUs and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Spanish Direccion General de Comercio e inversiones (the “DGCI”). Generally, the declaration must be made in January for shares of Common Stock acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares acquired or sold exceeds the applicable threshold (currently €1,502,530) (or you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable. In addition, you also must file a declaration of ownership of foreign securities with the Directorate of Foreign Transactions each January.

You are also required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the security (including shares of Common Stock acquired at vesting of MSUs) held in such accounts and any transactions carried out with non-residents if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. Unvested rights (e.g., MSUs, etc.) are not considered assets or rights for purposes of this requirement.

Foreign Asset/Account Reporting Information. To the extent you hold shares of Common Stock and/or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, you will be required to report information on such assets on your tax return for such year. After such shares of Common Stock and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares of Common Stock or accounts increases by more than €20,000 as of each subsequent December 31 or if you sell shares of Common Stock or cancel bank accounts that were previously reported.

Sweden

There are no country-specific provisions.

Switzerland

Securities Law Information. The MSUs are not intended to be publicly offered in or from Switzerland. Because the offer of MSUs is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Plan (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Taiwan

Securities Law Information. The grant of MSUs and any shares of Common Stock acquired pursuant to the MSUs are available only for employees of the Company and its subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. You may remit foreign currency (including proceeds from the sale of Common Stock) into or out of Taiwan up to US$5,000,000 per year without special permission. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

Thailand

Exchange Control Information. If the proceeds from the sale of shares of Common Stock or the receipt of dividends are equal to or greater than US$50,000 or more in a single transaction, you must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. In addition you must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult your personal advisor before selling shares of Common Stock to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

Turkey

Securities Law Information. Under Turkish law, you are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. The shares of Common Stock are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “BMY” and the shares of Common Stock may be sold through this exchange.

Exchange Control Information. In certain circumstances, Turkish residents are permitted to sell shares traded on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey and should be reported to the Turkish Capital Markets Board. Therefore, you may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan. You should consult your personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement.

United Arab Emirates

Acknowledgment of Nature of Plan and MSUs. This provision supplements Section 7 of the Agreement:

You acknowledge that the MSUs and related benefits do not constitute a component of your “wages” for any legal purpose. Therefore, the MSUs and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.

Securities Law Information. The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or its subsidiary or affiliate in the UAE. Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Plan Documents nor taken steps to verify the information set out in them, and thus, are not responsible for such documents.

The securities to which this summary relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

United Kingdom

Responsibility for Taxes. This provision supplements Section 4 of the Agreement:

Without limitation to Section 4 of the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are an executive officer or director of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you understand that you may not be able to indemnify the Company or the Employer for the amount of Tax-Related Items not collected from or paid by you because the indemnification could be considered to be a loan. In this case, any income tax not collected or paid within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and employee national insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from you by any of the means set forth in Section 4 of the Agreement.

Venezuela

Investment Representation for MSUs. As a condition of the grant of the MSUs, you acknowledge and agree that any shares of Common Stock you may acquire upon vesting of the MSUs are acquired as, and intended to be, an investment rather than for the resale of the shares of Common Stock and conversion of the shares of Common Stock into foreign currency.

Securities Law Information. The MSUs granted under the Plan and the shares of Common Stock issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan securities regulations. This offering does not qualify as a public offering under the laws of the Bolivarian Republic of Venezuela and, therefore, it is not required to request the previous authorization of the National Superintendent of Securities.

Exchange Control Information. Exchange control restrictions may limit the ability to vest in the MSUs or to remit funds into Venezuela following the sale of shares of Common Stock acquired upon vesting of the MSUs. The Company reserves the right to restrict settlement of the MSUs or to amend or cancel the MSUs at any time in order to comply with applicable exchange control laws in Venezuela. Any shares of Common Stock acquired under the Plan are intended to be an investment rather than for the resale and conversion of the shares into foreign currency. You are responsible for complying with exchange control laws in Venezuela and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, you should consult with your personal legal advisor before accepting the MSUs and before selling any shares of Common Stock acquired upon vesting of the MSUs to ensure compliance with current regulations.

Addendum B

SPECIAL PROVISIONS FOR INDIVIDUALS
WORKING OR RESIDING PRIMARILY IN MASSACHUSETTS

If, as of the date that you enter into the foregoing Market Share Units Agreement under the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan (the “MSU Agreement”), you are assigned to work for BMS resident full-time in Massachusetts or you are residing primarily in Massachusetts, Sections 3(c), 3(d) and 3(e) of the MSU Agreement shall be deleted in their entirety and replaced with the following:

 (c)          Existing Covenants. If, prior to October 1, 2018: (i) you entered into an agreement associated with an equity award granted to you by the Company (whether a Restricted Stock Unit award, a Market Share Unit award or a Performance Share Unit award); or (ii) you entered into an Employee Confidential Information and Noncompetition Agreement with the Company containing restrictive covenants, you hereby reaffirm that you are subject to, and bound by, the pre- and post-termination Non-Competition and Non-Solicitation covenants set forth in those agreements (the “Covenants”).

(d)          Rescission, Forfeiture and Other Remedies. You reaffirm, acknowledge and agree that if the Company determines that you have violated any of the Covenants, the Company may be entitled to injunctive relief and damages, and that: (i) any unvested portion of the MSUs granted to you pursuant this or any prior MSU Agreement shall be immediately rescinded; (ii) you shall automatically forfeit any rights you may have with respect to the MSUs granted to you pursuant to this or any prior MSU Agreement as of the date of such determination; (iii) if any part of the MSUs granted to you pursuant to this or any prior MSU Agreement vests within the twelve-month period immediately preceding a violation of your Non-Competition and Non-Solicitation covenants set forth in the prior MSU Agreements (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such MSUs (or an equivalent number of other shares); and (iv) the foregoing remedies set forth in this Section shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(e)          Intentionally omitted.